Exhibit 99.1

Press Release

Safehold Announces $750 Million Commercial Paper Note Program

NEW YORK, June 21, 2024

Safehold Inc. (the "Company" or "Safehold") (NYSE: SAFE) today announced that its operating company, Safehold GL Holdings LLC (the "operating company"), has established an unsecured commercial paper note program in the United States.

Under the terms of the program, the operating company may issue from time to time unsecured commercial paper notes up to a maximum aggregate amount outstanding at any one time of $750 million. The notes will be sold under customary terms in the United States commercial paper note market and will rank pari passu with all of the operating company's other unsecured senior indebtedness. The notes will be fully and unconditionally guaranteed by the Company. Note proceeds will be used for general corporate purposes.

The Company expects to realize cost of capital benefits in the commercial paper market versus its $2.0 billion revolving credit facility, and expects to use its revolving credit facility as a liquidity backstop for the repayment of the notes issued under the commercial paper program.

The notes to be offered under the commercial paper note program have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes under the operating company's commercial paper note program.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:

Pearse Hoffmann
Senior Vice President
Capital Markets & Investor Relations
T 212.930.9400
E investors@safeholdinc.com